SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                ----------------

                                 Amendment No. 1

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                  Solutia, Inc.
                                (NAME OF ISSUER)

                         Common Stock, $0.001 par value
                         (TITLE OF CLASS OF SECURITIES)

                                    834376105
                                 (CUSIP NUMBER)

                                December 31, 2005
             (Date of Event which requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
        Schedule is filed:

                  [ ] Rule 13d-1(b)
                  [x] Rule 13d-1(c)
                  [ ] Rule 13d-1(d)

                              (Page 1 of 16 Pages)

------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 834376105               13G/A                   Page 2 of 16 Pages


     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Advisory Partners
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          New York
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    8,150,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    8,150,000
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          8,150,000
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          7.8%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          PN; IA
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 834376105               13G/A                   Page 3 of 16 Pages


     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners I
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          New York
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,212,600
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,212,600
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          3,212,600
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          3.08%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 834376105               13G/A                   Page 4 of 16 Pages


     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Philip J. Hempleman
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          New York
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    1,500,000
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    8,150,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    1,500,00
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    8,150,000
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,112,000
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          9.24%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 834376105               13G/A                   Page 5 of 16 Pages


     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Offshore Fund Ltd.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          British Virgin Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    4,774,900
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4,774,900
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          4,774,900
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          4.57%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 834376105               13G/A                   Page 6 of 16 Pages


     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Fund II, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,630,600
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,630,600
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,630,600
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          1.56%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 834376105               13G/A                   Page 7 of 16 Pages


     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Institutional Fund, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,582,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,582,000
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,582,000
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          1.51%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 834376105               13G/A                   Page 8 of 16 Pages


     The Schedule 13G filed on February 14, 2006 is hereby amended by this Amendment No. 1 to the Schedule 13G.

ITEM 1(a).  NAME OF ISSUER:

         The name of the issuer is Solutia Inc. (the "Company").

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
       575 Maryville Center Drive, P.O. Box 66760, St. Louis, Missouri, 63166

ITEM 2(a).  NAME OF PERSON FILING:

         This statement is filed by:
         (i) Ardsley Partners Fund II, L.P., a Delaware limited partnership ("AP II"), with respect to the shares of Common Stock (defined in Item 2(d) below) directly owned by it;
         (ii) Ardsley Partners Institutional Fund, L.P., a Delaware limited partnership ("Ardsley Institutional"), with respect to the shares of Common Stock directly owned by it;
         (iii) Ardsley Offshore Fund Ltd., a British Virgin Islands Corporation ("Ardsley Offshore"), with respect to the shares of Common Stock directly owned by it;
         (iv) Ardsley Advisory Partners, a New York general partnership ("Ardsley") which serves as Investment Manager of Ardsley Offshore, and as Investment Adviser of AP II, Ardsley Institutional and certain managed accounts, with respect to the Common Stock directly owned by Ardsley Offshore, AP II, Ardsley Institutional and the managed accounts;
         (v) Ardsley Partners I, a New York general partnership ("Ardsley Partners") which serves as General Partner of Ardsley, AP II and Ardsley Institutional; and
         (vi) Philip J. Hempleman ("Mr. Hempleman"), the managing partner of Ardsley and of Ardsley Partners and may, by virtue of his position as managing partner, be deemed to have power to direct the voting and disposition of the Common Stock held or controlled by Ardsley, Ardsley Partners, AP II, Ardsley Institutional, Ardsley Offshore and the managed accounts. Mr. Hempleman disclaims beneficial ownership of the Common Stock reported herein, other than the portion of such shares which relates to his individual economic interest in AP II.

                  The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons". Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
         The address of the business office of each of the Reporting Persons, with the exception of Ardsley Offshore is 262 Harbor Drive, Stamford, Connecticut 06902.

         The address of the business office of Ardsley Offshore is Romasco Place, Wickhams Cay 1, Roadtown Tortola, British Virgin Islands.

ITEM 2(c).  CITIZENSHIP:
         Ardsley and Ardsley Partners are New York general partnerships. AP II and Ardsley Institutional are Delaware limited partnerships. Ardsley Offshore is a British Virgin Islands Corporation. Mr. Hempleman is a United States Citizen.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $0.001 par value ("Common Stock")

ITEM 2(e).  CUSIP NUMBER:  834376105

CUSIP No. 834376105               13G/A                   Page 9 of 16 Pages


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          (a)   [ ] Broker or dealer registered under Section 15 of the Act

          (b)   [ ] Bank as defined in Section 3(a)(6) of the Act


          (c)   [ ] Insurance Company as defined in Section 3(a)(19) of the
                    Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d- 1(b)(1)(ii)(F)

          (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see item 7

          (h)   ( ) Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

CUSIP No. 834376105               13G/A                   Page 10 of 16 Pages


ITEM 4.   OWNERSHIP.

         A. Ardsley Advisory Partners
                  (a) Amount beneficially owned: 8,150,000
                  (b) Percent of class: 7.8% The percentages used herein
                      and in the rest of Item 4 are calculated based upon the 104,460,000 shares of Common Stock issued and outstanding as of September 30, 2005 as reflected on Bloomberg.
                  (c)   (i)   Sole Power to vote or direct the vote: -0-
                        (ii)  Shared power to vote or direct the vote: 8,150,000
                        (iii) Sole power to dispose or direct the
                              disposition: -0-
                        (iv)  Shared power to dispose or direct the
                              disposition: 8,150,000

         B. Ardsley Partners I
                  (a) Amount beneficially owned: 3,212,600
                  (b) Percent of class: 3.08%
                  (c)  (i)    Sole Power to vote or direct the vote: -0-
                       (ii)   Shared power to vote or direct the vote: 3,212,600
                       (iii)  Sole power to dispose or direct the
                              disposition: -0-
                       (iv)   Shared power to dispose or direct the
                              disposition: 3,212,600

         C. Philip J. Hempleman
                  (a) Amount beneficially owned: 9,650,000
                  (b) Percent of class: 9.24%
                  (c)  (i)   Sole Power to vote or direct the vote: 1,500,000
                       (ii)  Shared power to vote or direct the vote:8,150,000
                       (iii) Sole power to dispose or direct the
                             disposition: 1,500,000
                       (iv)  Shared power to dispose or direct the
                             disposition: 8,150,000

         D. Ardsley Offshore Fund Ltd.
                  (a) Amount beneficially owned: 4,774,900
                  (b) Percent of class: 4.57%
                  (c)  (i)   Sole Power to vote or direct the vote: -0-
                       (ii)  Shared power to vote or direct the vote: 4,774,900
                       (iii) Sole power to dispose or direct the
                             disposition: -0-
                       (iv)  Shared power to dispose or direct the
                             disposition: 4,774,900

         E. Ardsley Partners Fund II, L.P.
                 (a) Amount beneficially owned: 1,630,600
                 (b) Percent of class: 1.56%.
                 (c) (i)    Sole Power to vote or direct the vote: -0-
                     (ii)   Shared power to vote or direct the vote: 1,630,600
                     (iii)  Sole power to dispose or direct the disposition: -0-
                     (iv)   Shared power to dispose or direct the
                            disposition: 1,630,600

         F.  Ardsley Partners Institutional Fund, L.P.
                 (a) Amount beneficially owned: 1,582,000
                 (b) Percent of class: 1.51%
                 (c) (i)    Sole Power to vote or direct the vote: -0-
                     (ii)   Shared power to vote or direct the vote: 1,582,000
                    (iii)   Sole power to dispose or direct the disposition: -0-
                     (iv)   Shared power to dispose or direct the
                            disposition: 1,582,000

CUSIP No. 834376105               13G/A                   Page 11 of 16 Pages


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Ardsley, the Investment Manager of Ardsley Offshore and the Investment
Adviser of certain managed accounts, has the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by Ardsley Offshore and the managed accounts, and accordingly may be deemed the direct "beneficial owner" of such shares of Common Stock.

         Ardsley, the Investment Adviser of AP II and Ardsley Institutional shares the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by AP II and Ardsley Institutional, and accordingly may be deemed the direct "beneficial owner" of such shares of Common Stock.

         Ardsley Partners, the General Partner of AP II and Ardsley Institutional shares the power to vote and direct the disposition of the shares of Common Stock owned by AP II and Ardsley Institutional, and accordingly may be deemed the direct "beneficial owner" of such shares of Common Stock.

Mr. Hempleman is the Managing Partner of Ardsley and Ardsley Partners and in that capacity directs their operations and therefore may be deemed to be the indirect "beneficial owner" of the shares of Common Stock owned by Ardsley Offshore, AP II, Ardsley Institutional and the managed accounts. Mr. Hempleman also has the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock that he owns individually.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
         Not applicable.

CUSIP No. 834376105               13G/A                   Page 12 of 16 Pages


ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(b))

          By signing below I certify, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No. 834376105               13G/A                   Page 13 of 16 Pages


                                    SIGNATURE

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:   as of February 14, 2006


                                  ARDSLEY PARTNERS FUND II, L.P.
                                  BY:  ARDSLEY PARTNERS I,
                                       GENERAL PARTNER


                                  BY:/s/ Steve Napoli*
                                     -----------------------
                                      Steve Napoli
                                      General Partner



                                  ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
                                  BY:  ARDSLEY PARTNERS I,
                                       GENERAL PARTNER


                                  BY:/s/ Steve Napoli*
                                     -----------------------
                                      Steve Napoli
                                      General Partner



                                  ARDSLEY OFFSHORE FUND LTD.


                                  BY:/s/ Neil Glass
                                     -------------------------------
                                      Neil Glass
                                      Vice-President and Administrative Manager



                                  ARDSLEY ADVISORY PARTNERS
                                  By:  ARDSLEY PARTNERS I
                                       GENERAL PARTNER


                                  BY:/s/ Steve Napoli*
                                     -----------------------
                                       Steve Napoli
                                       General Partner

CUSIP No. 834376105               13G/A                   Page 14 of 16 Pages


                                            ARDSLEY PARTNERS I
                                            BY:  PHILIP J. HEMPLEMAN
                                                 GENERAL PARTNER


                                            BY:/s/Steve Napoli*
                                               -----------------------
                                                Steve Napoli
                                                General Partner



                                            PHILIP J. HEMPLEMAN, INDIVIDUALLY


                                            BY:/s/Steve Napoli
                                               -----------------------
                                                  Steve Napoli
                                             As attorney in fact for
                                             Philip J. Hempleman

CUSIP No. 834376105               13G/A                   Page 15 of 16 Pages


                                    EXHIBIT 1
               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G/A is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated as of February 14, 2006



                                      ARDSLEY PARTNERS FUND II, L.P.
                                      BY:  ARDSLEY PARTNERS I,
                                           GENERAL PARTNER


                                      BY:/s/Steve Napoli*
                                         -----------------------
                                          Steve Napoli
                                          General Partner


                                      ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
                                      BY:  ARDSLEY PARTNERS I,
                                           GENERAL PARTNER


                                      BY:/s/Steve Napoli*
                                         -----------------------
                                          Steve Napoli
                                          General Partner


                                      ARDSLEY OFFSHORE FUND LTD.


                                      BY:/S/ NEIL GLASS
                                         --------------
                                          Neil Glass
                                          Vice-President and Administrative
                                           Manager


                                      ARDSLEY ADVISORY PARTNERS
                                      By:  ARDSLEY PARTNERS I
                                           GENERAL PARTNER


                                      BY:/s/Steve Napoli*
                                         -----------------------
                                           Steve Napoli
                                           General Partner

CUSIP No. 834376105               13G/A                   Page 16 of 16 Pages


                                      ARDSLEY PARTNERS I
                                      BY:  PHILIP J. HEMPLEMAN
                                           GENERAL PARTNER


                                      BY:/s/Steve Napoli*
                                         -----------------------
                                          Steve Napoli
                                          General Partner



                                      PHILIP J. HEMPLEMAN, INDIVIDUALLY


                                      BY:/s/Steve Napoli*
                                         -----------------------
                                           Steve Napoli
                                        As attorney in fact for
                                        Philip J. Hempleman






* Evidence of Power of Attorney was filed with the Schedule 13G filed on February 14, 2006 and incorporated by reference into this filing.